EXHIBIT 10.2
Western Digital Corporation
August 14 , 2013

Hitachi, Ltd. 6-6 Marunouchi 1-chome Chiyoda-ku, Tokyo 100-8280 Japan
Re: Investor Designee Compensation

Gentlemen:

Reference is hereby made to the Investor Rights Agreement, dated as of March 8, 2012 (as amended, the “IRA”), among Western Digital Corporation (the “Company”) and Hitachi, Ltd. (the “Investor”), that was entered into pursuant to Section 8.7 of the Stock Purchase Agreement, dated as of March 7, 2011 (as amended), among the Company, Western Digital Ireland, Ltd., the Investor and Viviti Technologies Ltd. Capitalized terms used but not otherwise defined herein have the meaning set forth in the IRA.

In lieu of Section 2.04 of the IRA, which provides that “Investor Designees shall be entitled to the same retainer, equity compensation or other fees or compensation, including travel and expense reimbursement, paid to the non-employee directors of the Company for their services as a director,” the Company and the Investor hereby agree that, for each Investor Designee, the Investor or, in the case of an Investor Designee employed or otherwise retained by an Affiliate of the Investor, such Affiliate (“Designated Affiliate”) shall be entitled to the payments described below and that no payments shall be made to any Investor Designee for services as a director.

(a)
Cash Retainer Amount: For each Investor Designee, the Investor or its Designated Affiliate shall be entitled to a cash retainer payment, currently in the amount of $75,000, per year for his service as a director of the Company; provided that (i) for the service year ending on November 7, 2012 (the “First Service Year”), for each Investor Designee, the Investor or its Designated Affiliate shall be entitled to receive the pro rata portion of such amount based on the Investor Designee’s May 17, 2012 appointment date (the “Appointment Date”) and (ii) the amount of such cash retainer payment shall be adjusted from time to time so that it equals the amount of the cash retainer payment to which the non-employee directors of the Company are entitled.

The foregoing cash payments shall be paid by the Company in accordance with the terms and conditions of this letter agreement within thirty (30) days after the first day of each respective service year of the Investor Designees; provided that, the cash payments in respect of the service years ending on November 7, 2012 and November 13, 2013 shall be paid by the Company within thirty (30) days after the date hereof.

The Company shall promptly notify the Investor if there is any change after the date hereof in the amount of the cash retainer payment that the non-employee directors of the Company are entitled to receive for each year of service as a director of the Company.

(b)
RSU Grants: For each Investor Designee, the Investor or its Designated Affiliate shall be entitled to receive a cash payment determined by reference to the grants of restricted stock units (“RSUs”) that the Investor Designee would otherwise have been granted for each year of service as a non-employee director of the Company under the Company’s Non-Employee Director RSU Program; provided that, for the First Service Year, for each Investor Designee, the Investor or its Designated Affiliate shall be entitled to receive a cash payment based on the pro rata portion of such RSUs based on the Appointment Date.

A calculation shall be made by the Company within ten (10) days after the date on which the relevant RSUs would have vested had they actually been granted to each Investor Designee (the “Deemed Vesting Date”) to determine the cash value of such RSUs based on the price of the Company Stock on such Deemed Vesting Date and, for each

Investor Designee, the Investor or its Designated Affiliate shall be entitled to a cash payment in the amount of such cash value.

The foregoing cash payments shall be paid by the Company in accordance with the terms and conditions of this letter agreement within thirty (30) days after the Deemed Vesting Date.

Promptly after completing such calculation, the Company shall provide the Investor with a copy of such calculation in reasonable detail (including the price of the Company Stock on the Deemed Vesting Date).

As an example, if 5,000 RSUs would have been granted to each non-employee director of the Company under the Company’s Non-Employee Director RSU Program, then the Investor Designees would have each received 5,000 RSUs. If the price of the Company Stock on the Deemed Vesting Date was $30 per share, then the Investor or its Designated Affiliate would be entitled to a cash payment equal to $150,000 (5,000 x $30).

At the Appointment Date, the Company’s Non-Employee Director RSU Program provided for an RSU grant to each non-employee director of the Company for each year of service as a director of the Company equal in value to $125,000 with a three (3)-year vesting period, pro-rated if a director was appointed to the Board after the date of the Company’s annual shareholders meeting for any given year. As of the November 2012 annual shareholders meeting, each non-employee director of the Company shall receive for each year of service as a director of the Company an RSU grant equal in value to $225,000 with a one-year vesting period. The Company shall promptly notify the Investor if there is any change after the date hereof to the cash value or vesting period of the RSUs to be granted to non-employee directors of the Company under the Company's Non-Employee Director RSU Program.

The cash payment with respect to the RSUs that the Investor Designee would otherwise have been granted for each year of service as a non-employee director of the Company under the Company’s Non-Employee Director RSU Program shall be deemed to continue to vest if such Investor Designee (or his replacement) is replaced by the Investor with a new Investor Designee during the relevant RSU vesting period.

(c)
Stock Option Grants: Under the Company’s Non-Employee Director Compensation Program, directors shall no longer be entitled to receive stock option grants as of the November 2012 annual meeting. Previously, new non-employee directors of the Company received a stock option grant with the number of shares of the Company Stock subject to the stock option equal in value to $300,000 on the grant date using the Black-Scholes valuation of the stock price. The grant vested over four (4) years, with 25% vesting after the first year and 6.25% vesting each quarter thereafter.

The fair market value of the Company Stock on May 16, 2012, the day before the Appointment Date (and the date the Company would have used to calculate the stock option grant had the Investor Designees each received a stock option grant on the Appointment Date) was $38.63. The Black-Scholes fair value of the stock optionwas $16.2464, which would have resulted in each Investor Designee receiving 18,465 stock options. Such stock options would have set an exercise price on the Appointment Date at $37.07, the value of the stock price on such date.

In satisfaction of the stock option grant that each Investor Designee would have received on the Appointment Date, for each Investor Designee, the Investor or its Designated Affiliate shall be entitled to receive a cash payment in the amount of $150,000, which is one-half the target value of such stock option grant.

The foregoing cash payments shall be paid by the Company in accordance with the terms and conditions of this letter agreement within thirty (30) days after the date hereof.

The cash amounts referred to in clauses (a), (b) and (c) above shall be paid by the Company to the Investor or its Designated Affiliate without withholding for any Taxes or other similar charges, fees or amounts arising in connection with the transactions contemplated by this letter agreement, except to the extent the Company determines it is required by applicable Law to do so.

For any given Investor Designee, the Investor shall notify the Company in writing whether it or one of its Affiliates shall be entitled to receive the cash amounts referred to in clauses (a), (b) and (c) above. For the avoidance of doubt, the person entitled to receive the cash amounts referred to in clauses (a), (b) and (c) above does not need to be the same for all of the Investor Designees.

Further, for each Investor Designee, the Investor or its Designated Affiliate shall be entitled to the same other fees and compensation, including travel and expense reimbursement, paid to the non-employee directors of the Company for their services as a director. The Investor may direct the Company to pay the amounts of such other fees and compensation to which the Investor or its Designated Affiliate is entitled to such person(s) as the Investor may designate in writing. The Company may, to the extent it determines it is required by applicable Law to do so, withhold for any Taxes or other similar charges, fees or amounts applicable to such payments.

Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this letter agreement and the transactions contemplated hereby.

This letter agreement shall (i) not be amended, modified or supplemented except by written agreement of the Company and the Investor and (ii) be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any Law or rule that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

Except to the extent specifically amended as set forth herein, the IRA shall not otherwise be amended or modified, and shall remain in full force and effect, binding in accordance with its terms.

Please confirm your agreement with the foregoing by executing this letter agreement and returning an executed copy of this letter agreement to us. This letter agreement may be executed in counterparts.
Very truly yours,
WESTERN DIGITAL CORPORATION
By:      /s/ Michael C. Ray
Name:      Michael C. Ray
Title:    SVP, General Counsel and Secretary
ACCEPTED AND AGREED as of
the date first written above:

HITACHI, LTD.
By:      /s/ Toyoki Furuta
Name:     Toyoki Furuta
Title: GM, Business Development Office